Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Green Visor Financial Technology Acquisition Corp. I (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated June 4, 2021, except for Note 9, as to which the date is October 12, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of April 27, 2021 and for the period from April 15, 2021 (inception) through April 27, 2021, appearing in the Registration Statement on Form S-1, as filed (File No. 333-260199) of Green Visor Financial Technology Acquisition Corp. I.

/s/ Marcum LLP

Marcum LLP

Boston, MA

November 8, 2021